EXHIBIT 10.15

                    BUY-BACK/SELL-BACK AGREEMENT FOR PURCHASE
                           OF HARBOR CITY CORPORATION


         THIS AGREEMENT made this 18th day of May, 1998, by and between Carnegie International Corporation, a Colorado Corporation (hereinafter referred to as "Carnegie"), Harbor City Corporation, t/a ACC Telecom, a Maryland Corporation (hereinafter referred to as "ACC") and Barry N. Hunt, an individual, and Susan
B. Hunt, an individual, (hereinafter Barry N. Hunt and Susan B. Hunt shall collectively be referred to as the "Hunts").

         WHEREAS, the Hunts own One Hundred percent (100%) of the stock and assets of ACC; and

         WHEREAS, Carnegie desires to purchase and the Hunts desire to sell One Hundred percent (100%) of the stock of ACC (the "Shares"); and

         WHEREAS, Carnegie owns certain proprietary software through its wholly owned subsidiary Profit Thru Telecommunications Limited ("PTT") including Multi-Language Automated Voice Intelligent System ("MAVIS") Software; and

         WHEREAS, Carnegie and the Hunts intend to execute a Stock Purchase Agreement simultaneously with the execution of this Agreement which facilitates ACC serving as the exclusive marketing agent of MAVIS in North America.

         WHEREAS, Carnegie and the Hunts desire that under certain circumstances that Hunts may Buy-Back the Shares or Carnegie may sell the Shares back to the Hunts.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Parties do hereby agree as follows:

         1. PURCHASE PRICE: The Purchase Price of the Shares of ACC shall be as set forth in the Stock Purchase Agreement.

         2. BUY-BACK/SELL-BACK: For a period of twenty-four (24) months from the date of this Agreement, Barry Hunt shall have the option to exercise a Buy-Back of the Shares from Carnegie and Carnegie shall have the option to exercise Sell-Back of the Shares to the Hunts as follows:

              A. Carnegie shall have the right to exercise a Buy-Back if ACC is unable to meet its obligations as they become due or does not have sufficient cash flow to pay expenses for more than two (2) consecutive months.

              B. Hunt shall have the option to Buy-Back and Carnegie shall have the right to Sell-Back the Shares if MAVIS cannot be sold on a wholesale and/or retail basis after the exercise of reasonably diligent marketing efforts. At a minimum, reasonably diligent marketing efforts shall consist of Barry Hunt contacting phone system manufacturers and suppliers of ACC, including but not limited to Comdial, Sprint, Sony and their distributors and the like, phone dealers with whom Hunt is associated through common manufacturers or distributors, existing customers of ACC, new customers of ACC and other phone business associates of ACC and making a reasonably diligent good faith effort to explain the MAVIS product and set up an appointment to demonstrate the product to all such persons and or entities.

              C. In the event the Hunts or Carnegie exercise their respective options to exercise Buy-Back or Sell-Back of the Shares, as the case may be, the following events shall occur:

                   (1) The Party exercising the Buy-Back or Sell-Back option shall give thirty (30) days prior written notice to the other Parties hereto of said Party's intent to exercise said option, the closing for which shall occur within thirty (30) days after the date of receipt of said notice by the non-exercising Party (hereinafter referred to as the "Buy-Back Date"), unless another date is agreed to in writing by each of the Parties hereto.

                   (2) The restricted preferred stock paid to the Hunts for the Shares pursuant to Section 1.3 of the Stock Purchase Agreement shall be canceled effective as of the Buy-Back Date and the stock certificate representing the restricted preferred stock shall be returned to Carnegie. If the restricted preferred stock has converted to Rule 144 Legend Common Stock, these Shares of Rule 144 Legend common stock shall be transferred to Carnegie or its designee on the Buy-Back Date.

                   (3) The Employment Agreement between ACC and Barry Hunt and Susan Hunt, if any, provisions related thereto contained in other Agreements between any of the Parties hereto shall be canceled, null and void and of no further force and effect as of the Buy-Back Date, except for those provisions that relate to disclosure of information.

                   (4) The unpaid portion of the One Million Dollar ($1,000,000.00) consideration specified in Section 1.3 of the Stock Purchase Agreement for the purchase of the Shares shall no longer be due and payable and shall be canceled and of no further force and effect as of the date of receipt of notice of exercise of Buy-Back by the non-exercising Party.

                   (5) A License Agreement shall be negotiated in good faith between ACC and Carnegie within sixty (60) days of the notice of exercise of Buy-Back date that allows ACC to market the MAVIS product.

         3. RESTRICTION ON TRANSFER: For the twenty-four (24) month period commencing on the Closing Date under the Stock Purchase Agreement, Carnegie will maintain ACC as a wholly owned subsidiary of Carnegie, and will not sell, transfer or encumber the Shares of ACC, the Premises or the Property, merge ACC into another entity or otherwise transfer the Shares of ACC, without the prior written consent of Barry Hunt.

         4. SEVERABILITY: In the event any portion or provision of this Agreement shall be deemed or adjudged to be illegal or unenforceable, the remaining portions or provisions of this Agreement shall continue with full force and biding effect as if the portio so adjudged or deemed illegal or unenforceable were not originally a part hereof.

         5. CAPTIONS: The sectional or marginal titles or captions contained herein shall be used for convenience and easy reference only, and shall in no way define or limit the substance of any provisions or sections hereof.

         6. AGREEMENT BINDING: This Agreement shall inure to the benefit of the Parties hereto and shall be binding upon them, their successors, officers, directors, and assigns. This Agreement constitutes the entire Agreement between the Parties, and no other promises or inducements have been made other than as specifically set forth herein. This Agreement shall only be amended or modified by a written instrument signed by the Parties hereto. This Agreement shall be construed and interpreted in accordance with the Laws of the State of Maryland.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ATTEST:                               BUYER:  Carnegie International Corporation


/s/                                   BY: /s/ Lowell Farkas               (SEAL)
                                          Lowell Farkas, President




ATTEST:                               Harbor City Corporation, t/a ACC Telecom


/s/                                   BY: /s/ Barry N. Hunt               (SEAL)


WITNESS:                              SELLERS:


/s/                                   BY: /s/ Barry N. Hunt               (SEAL)
                                          Barry N. Hunt



/s/                                   BY: /s/ Susan B. Hunt               (SEAL)
                                          Susan B. Hunt